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                                                                   Exhibit 10.16

                              EMPLOYMENT AGREEMENT
                                WINIFRED L. SWAN

      THIS EMPLOYMENT AGREEMENT (the "Agreement") is entered into this 18th day of October, 2005 (the "Effective Date") by and between NxStage Medical, Inc. (the "Company"), a Delaware corporation with its principal place of business at 439 South Union Street, Lawrence, MA 01843 and Winifred L. Swan, of 205 Babcock Street, Brookline, MA 02446 (the "Executive").

      WHEREAS, the Company desires to continue to employ Executive, and Executive desires to continue to be employed by the Company upon the terms and conditions hereinafter set forth;

      NOW, THEREFORE, the parties hereto, intending to be legally bound, hereby agree as follows:

1. Employment. The Company hereby agrees to continue to employ Executive, and Executive hereby accepts such employment and agrees to perform Executive's duties and responsibilities, in accordance with the terms, conditions and provisions hereinafter set forth. This Agreement shall be effective as of the Effective Date and shall continue until terminated in accordance with Section 2 hereof. Nothing in this Agreement shall be construed as giving Executive any right to be retained in the employ of the Company, and Executive specifically acknowledges that Executive shall be an employee-at-will of the Company, and thus subject to discharge at any time by the Company with or without cause and without compensation of any nature except as provided in Section 2 below.

      1.1 Duties and Responsibilities. Commencing on the Effective Date, Executive shall continue to serve as Senior Vice President, Secretary and General Counsel of the Company and shall perform all duties and accept all responsibilities incident to such position as may be reasonably assigned to Executive by the Company's Board of Directors (the "Board") or by the Chief Executive Officer ("CEO") of the Company. Executive shall be based at the Company's headquarters in Massachusetts, or such place or places in the continental United States as the Board shall determine.

      1.2 Extent of Service. Executive agrees to use Executive's best efforts to carry out Executive's duties and responsibilities under Section 1.1 hereof and, consistent with the other provisions of this Agreement, to devote substantially all of Executive's business time, attention and energy thereto. The foregoing shall not be construed as preventing Executive from making passive investments in other businesses or enterprises, provided that Executive agrees not to become engaged in any other business activity which, in the reasonable judgment of the Board, is likely to interfere with Executive's ability to discharge Executive's duties and responsibilities to the Company. The foregoing shall also not be construed as preventing Executive from participating as a member of a board of directors or in some other capacity with another organization, including a public company, provided that Executive shall have received prior approval of the Board.

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      1.3 Base Salary. For all the services rendered by Executive hereunder, the
Company shall pay Executive a base salary ("Base Salary") at the annual rate of $203,000, less applicable taxes and withholdings, payable bi-weekly in installments at such times as the Company customarily pays its other senior level executives. Executive's Base Salary shall be reviewed annually for appropriate increases by the Board, CEO, or compensation committee pursuant to the normal performance review policies for senior level executives.

      1.4 Incentive Compensation. The Executive shall participate in short-term and long-term incentive programs established by the Company for its senior level executives generally, at levels determined by the Board or the compensation committee. Executive's incentive compensation shall be subject to the terms of the applicable plans and shall be determined based on Executive's individual performance and Company performance as determined by the Board or the compensation committee. For 2005, the Board and the compensation committee have determined that Executive will be entitled to receive incentive compensation of up to 20% of Executive's 2005 base salary based on Executive's individual performance and Company performance as determined by the Board or the compensation committee.

      1.5 Retirement and Welfare Plans. Executive shall participate in employee retirement and welfare benefit plans made available to the Company's senior level executives as a group or to its employees generally, as such retirement and welfare plans may be in effect from time to time and subject to the eligibility requirements of the plans. Nothing in this Agreement shall prevent the Company from amending or terminating any retirement, welfare or other employee benefit plans or programs from time to time as the Company deems appropriate.

      1.6 Reimbursement of Expenses; Vacation. Executive may participate in any and all benefit programs, including reimbursement of expenses and vacation, which the Company makes available to its employees from time to time, provided Executive is eligible under (and subject to all provisions of) the policy and/or plan documents that govern these programs. The Company reserves the right to change, add or cease any particular benefit without notice, in its sole discretion, provided that these programs shall not be changed or terminated to the detriment of the Executive unless the programs are similarly modified or terminated with respect to all employees generally, or as otherwise required by law. For purposes of determining vacation eligibility, Executive will be deemed to have ten (10) years tenure with the Company.

2. Termination. Executive's employment shall terminate upon the occurrence of any of the following events:

      2.1 Termination Without Cause or Resignation for Good Reason Before A Change of Control.

            (a) Subject to Section 2.2 below, if the Company terminates Executive's employment without Cause (as defined in Section 2.9) at any time before a Change of Control or Executive resigns for Good Reason (as defined in Section 2.9) at any time before a Change of Control, this Section 2.1 shall apply.

            (b) If Executive's employment terminates as described in subsection
(a) above and Executive executes and does not revoke a written separation agreement and release, in a

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form provided by the Company, of any and all claims against the Company and all related parties with respect to all matters arising out of Executive's employment by the Company, or the termination thereof (the "Release"), Executive shall be entitled to receive the following severance compensation, as long as Executive complies with the terms of Executive's Proprietary Information Agreement (as defined below):

                  (i) Executive shall receive severance payments in an amount equal to .5 times Executive's annual Base Salary at the rate in effect at the time of Executive's termination. The severance amount shall be paid in accordance with the Company's normal payroll practices over the 6-month period following Executive's termination of employment (the "Severance Period"). Payments shall commence within 30 days after the effective date of the termination (or the end of the revocation period for the Release, if later).

                  (ii) During the Severance Period, Executive shall continue to receive the medical coverage in effect at the date of Executive's termination (or generally comparable coverage) for Executive and, where applicable, Executive's spouse and dependents, as the same may be changed from time to time for employees generally, as if Executive had continued in employment during such period, or, as an alternative, the Company may elect to pay Executive cash in lieu of such coverage in an amount equal to Executive's COBRA cost of continuing such coverage (less any required employee payments calculated as if Executive had continued to be an employee), where such coverage may not be continued (or where such continuation would adversely affect the tax status of the plan pursuant to which the coverage is provided). After the Severance Period, the Executive shall be responsible for assuming all costs associated with continuing medical coverage pursuant to COBRA. The COBRA health care continuation coverage period under Section 4980B of the Internal Revenue Code of 1986, as amended (the "Code"), shall run concurrently with the Severance Period.

                  (iii) Stock Options.

All outstanding stock options and stock awards held by Executive at the date of Executive's termination of employment that would have otherwise become vested and exercisable during the Severance Period will become vested and exercisable during the Severance Period as if Executive had remained employed during the Severance Period. Subject to the provisions of Section 2.2(a) below, Executive shall have up to ninety (90) days following the expiration of the Severance Period to exercise her vested options or awards (provided that nothing in this Agreement shall extend the right of exercise beyond the earlier of (a) the final exercise or termination date, as set forth in the respective option or award agreement, or (b) the date of termination, cancellation or exchange of an option as a result of a change in the Company's capitalization or any reorganization event, including (i) any merger or consolidation of the Company with or into another entity as a result of which the Common Stock of the Company is converted into or exchanged for the right to receive cash, securities or other property or is cancelled, (ii) any exchange of all of the Common Stock of the Company for cash, securities or other property pursuant to a share exchange transaction,
(iii) any liquidation or dissolution of the Company, or (iv) any similar event) All options or awards not exercised at the end of this period shall expire and be null and void. All stock option or stock award agreements between the Executive and the Company shall continue in full force and effect except that in the event of any conflict between this Agreement and either the stock option or award agreement or relevant

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stock plan, the terms of this Agreement shall prevail, except that this
Agreement shall not be construed to limit, in any way, Executive's rights granted under Executive's option or award agreements or relevant stock plan.

                  (iv) Executive shall receive any benefits in accordance with the terms of any applicable benefit plans and programs of the Company accrued as of the date of the termination.

            (c) Executive agrees that if Executive fails to comply with Executive's Proprietary Information Agreement, all payments under this Section
2.1 shall immediately cease.

      2.2 Termination Without Cause; Resignation for Good Reason After or in Connection With A Change of Control.

            (a) If a Change of Control occurs and (i) the Company has terminated Executive's employment without Cause within the period of time commencing three
(3) months prior to the public announcement by the Company or the acquiring company of such Change of Control and extending until the Change in Control, and unless the Company can reasonably demonstrate that such termination did not arise in connection with such Change of Control, or (ii) the Company terminates Executive's employment without Cause at any time upon or after a Change of Control, or (iii) Executive resigns for Good Reason (as defined in Section 2.9) upon or at any time during the 12-month period following the Change of Control, this Section 2.2 shall apply.

            (b) If Executive's employment terminates as described in subsection
(a) above and Executive executes and does not revoke a Release, Executive shall be entitled to receive the following severance compensation, as long as Executive complies with the terms of Executive's Proprietary Information Agreement (as defined below):

                  (i) Executive shall receive a lump sum severance payment in an amount equal to (A) 1.25 times Executive's annual Base Salary at the rate in effect at the time of Executive's termination, plus (B) 1.25 times the greater of (X) Executive's annual bonus paid by the Company to Executive for the fiscal year preceding Executive's termination of employment or (Y) the Executive's target annual bonus for the then current year. The payment shall be made within 30 days after the effective date of the termination of employment (or the end of the revocation period for the Release, if later).

                  (ii) During the 15-month period following Executive's termination of employment (the "CIC Severance Period"), Executive shall continue to receive the medical coverage in effect at the date of Executive's termination (or generally comparable coverage) for Executive and, where applicable, Executive's spouse and dependents, as the same may be changed from time to time for employees generally, as if Executive had continued in employment during such period, or, as an alternative, the Company may elect to pay Executive cash in lieu of such coverage in an amount equal to Executive's COBRA cost of continuing such coverage (less any required employee payments calculated as if Executive had continued to be an employee), where such coverage may not be continued (or where such continuation would adversely affect the tax status of the plan pursuant to which the coverage is provided). After the

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CIC Severance Period, the Executive shall be responsible for assuming all costs associated with continuing medical coverage pursuant to COBRA. The COBRA health care continuation coverage period under Section 4980B of the Code shall run concurrently with the CIC Severance Period.

                  (iii) Without limiting any acceleration of vesting provided for under Executive's stock option or stock award agreements in connection with a Change of Control, all outstanding stock options and stock awards held by Executive at the date of Executive's termination of employment shall become fully vested and exercisable on the date of termination of employment. Executive shall have up to ninety (90) days following her date of termination to exercise her vested options or awards. All options or awards not exercised at the end of this period shall expire and be null and void. Notwithstanding any other provision of this Agreement but subject to the next succeeding sentence of this subsection (iii), if Executive's employment is terminated pursuant to Section 2.2(a)(i) above, then Executive shall have up to ninety (90) days following the Change of Control to exercise her vested options and awards. Nothing in this Agreement shall extend the right of exercise beyond the earlier of (a) the final exercise or termination date, as set forth in the respective stock option or stock award agreements, or (b) the date of termination, cancellation or exchange of an option as a result of a change in the Company's capitalization or any reorganization event, including (i) any merger or consolidation of the Company with or into another entity as a result of which the Common Stock of the Company is converted into or exchanged for the right to receive cash, securities or other property or is cancelled, (ii) any exchange of all of the Common Stock of the Company for cash, securities or other property pursuant to a share exchange transaction, (iii) any liquidation or dissolution of the Company, or (iv) any similar event; provided that if any of Executive's stock options or stock awards would terminate upon a Change of Control because they are not assumed by the successor entity, all of Executive's outstanding stock options and stock awards shall become vested immediately prior to the Change of Control, within a timeframe determined by the Compensation Committee of the Company, and reasonably acceptable to Executive, to allow Executive to exercise all of his options and/or awards prior to the Change of Control; provided that the options or awards not vested immediately prior to the Change of Control shall be subject to the effectiveness of the Change of Control. All stock option and stock awards agreements between the Executive and the Company shall continue in full force and effect, except that in the event of any conflict between this Agreement and either the stock option or award agreement or relevant stock plan, the terms of this Agreement shall prevail, except that this Agreement shall not be construed to limit, in any way, Executive's rights granted under Executive's stock option or stock award agreements or relevant stock plan.

                  (iv) Executive shall receive any benefits accrued in accordance with the terms of any applicable benefit plans and programs of the Company as of the date of termination.

            (c) If Executive's employment is terminated pursuant to Section 2.2(a)(i) above, then (i) subject to the provisions of Section 2.2(b), Executive shall be entitled to receive the severance compensation set forth in Section 2.2(b) above and the provisions of Section 2.3 below in lieu of the severance compensation set forth in Section 2.1 above, and (ii) any amounts owed to Executive pursuant to this Section 2.2 shall be offset by the amounts already paid to Executive pursuant to Section 2.1. In addition, to the extent any stock option has terminated

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pursuant to the provisions of Section 2.1(b)(iii) above, such termination shall be null and void, and Executive shall have the rights pursuant to Section 2.2(b) above (subject to the provisions of Section 2.2 (b)(iii) above).

            (d) Executive agrees that if Executive materially breaches the terms of Executive's Proprietary Information Agreement (as defined below), all payments under this Section 2.2 shall immediately cease.

      2.3 Increase in Payments Upon a Change of Control.

            (a) Anything in this Agreement to the contrary notwithstanding, in the event that it shall be determined that any payment or distribution by the Company to or for the benefit of Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise (a "Payment"), would constitute an "excess parachute payment" within the meaning of Section 280G of the Code, the Company shall pay to Executive an additional amount (the "Gross-Up Payment") such that the net amount retained by Executive after deduction of any excise tax imposed under Section 4999 of the Code, and any federal, state and local income tax, employment tax and excise tax imposed upon the Gross-Up Payment, shall be equal to the Payment. For purposes of determining the amount of the Gross-Up Payment, unless Executive specifies that other rates apply, Executive shall be deemed to pay federal income tax and employment taxes at the highest marginal rate of federal income and employment taxation in the calendar year in which the Gross-Up Payment is to be made and state and local income taxes at the highest marginal rate of taxation in the state and locality of Executive's residence on Executive's termination date, net of the maximum reduction in federal income taxes that may be obtained from the deduction of such state and local taxes.

            (b) All determinations to be made under this Section 2.3 shall be made by the Company's independent public accountant immediately prior to the Change of Control or by another independent public accounting firm mutually selected by the Company and Executive before the date of the Change of Control (the "Accounting Firm"), which firm shall provide its determinations and any supporting calculations both to the Company and Executive within 20 days after Executive's termination date. Any such determination by the Accounting Firm shall be binding upon the Company and Executive. Within 10 days after the Accounting Firm's determination, the Company shall pay the Gross-Up Payment to Executive.

            (c) All of the fees and expenses of the Accounting Firm in performing the determinations referred to in this Section 2.3 shall be borne solely by the Company.

      2.4 Voluntary Termination. Executive may voluntarily terminate Executive's employment for any reason upon 30 days' prior written notice. In such event, after the effective date of such termination, except as provided in Sections 2.1 and 2.2 with respect to a resignation for Good Reason, no further payments shall be due under this Agreement, except that Executive shall be entitled to any benefits accrued as of the employment termination date in accordance with the terms of any applicable benefit plans and programs of the Company.

      2.5 Disability. The Company may terminate Executive's employment if Executive has been unable to perform the material duties of Executive's employment for a period of 90

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days (which need not be consecutive) in any 12-month period because of physical or mental injury or illness ("Disability"); provided, however, that the Company shall continue to pay Executive's Base Salary until the Company acts to terminate Executive's employment. Executive agrees, in the event of a dispute under this Section 2.5 relating to Executive's Disability, to submit to a physical examination by a licensed physician jointly selected by the Board and Executive. If the Company terminates Executive's employment for Disability, no further payments shall be due under this Agreement, except that Executive shall be entitled to any benefits accrued as of the employment termination date in accordance with the terms of any applicable benefit plans and programs of the Company.

      2.6 Death. If Executive dies while employed by the Company, the Company shall pay to Executive's executor, legal representative, administrator or designated beneficiary, as applicable, any benefits accrued as of the date of death under the Company's benefit plans and programs. Otherwise, the Company shall have no further liability or obligation under this Agreement to Executive's executors, legal representatives, administrators, heirs or assigns or any other person claiming under or through Executive.

      2.7 Cause. The Company may terminate Executive's employment at any time for Cause (as defined in Section 2.9) upon written notice to Executive, in which event all payments under this Agreement shall cease. Executive shall be entitled to any benefits accrued before Executive's termination in accordance with the terms of any applicable benefit plans and programs of the Company.

      2.8 Notice of Termination. Any termination of Executive's employment shall be communicated by a written notice of termination to the other party hereto given in accordance with Section 7. The notice of termination shall (i) indicate the specific termination provision in this Agreement relied upon, (ii) briefly summarize the facts and circumstances deemed to provide a basis for a termination of employment and the applicable provision hereof, and (iii) specify the termination date in accordance with the requirements of this Agreement.

      2.9 Definitions.

            (a) "Cause" shall mean any of the following grounds for termination of Executive's employment:

                  (i) Executive shall have been convicted of, indicted for, or entered a plea of guilty or nolo contendere to, any crime involving moral turpitude or any felony;

                  (ii) Executive intentionally and continually fails to perform Executive's reasonably assigned material duties to the Company (other than a failure resulting from Executive's incapacity due to physical or mental illness), which failure has continued for a period of at least 30 days after a written notice of demand for substantial performance, signed by a duly authorized officer of the Company, has been delivered to Executive specifying the manner in which Executive has failed substantially to perform; or

                  (iii) Executive materially breaches the terms of Executive's Proprietary Information Agreement.

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            (b) "Change of Control" as used herein, a "Change of Control" shall be deemed to have occurred if:

                  (i) Any "person" (as such term is used in sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")) becomes a "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing more than 50% of the voting power of the then outstanding securities of the Company; provided that a Change of Control shall not be deemed to occur as a result of a transaction in which the Company becomes a subsidiary of another corporation and in which the stockholders of the Company, immediately prior to the transaction, will beneficially own, immediately after the transaction, shares entitling such stockholders to more than 50% of all votes to which all stockholders of the parent corporation would be entitled in the election of directors; or

                  (ii) The consummation of (A) a merger or consolidation of the Company with another corporation where the stockholders of the Company, immediately prior to the merger or consolidation, will not beneficially own, immediately after the merger or consolidation, shares entitling such stockholders to more than 50% of all votes to which all stockholders of the surviving corporation would be entitled in the election of directors, (B) a sale or other disposition of all or substantially all of the assets of the Company, or (C) a liquidation or dissolution of the Company.

            (c) "Good Reason" shall mean the occurrence of any of the following events or conditions, unless Executive has expressly consented in writing thereto, or except as a result of Executive's physical or mental incapacity or as described in the last sentence of this subsection (c):

                  (i) a reduction in Executive's Base Salary or target Bonus prior to a Change of Control (as defined above) whereby Executive's Base Salary or target Bonus are decreased by more than 10% from Executive's immediately preceding Base Salary or target Bonus amount; provided however, that such reduction shall not trigger Good Reason if all similarly situated executives are similarly affected by a decrease in Base Salary or target Bonus; provided further, if such decreases are equal to or greater than 20% of Executive's Base Salary or target Bonus, Good Reason shall be available to the Executive;

                  (ii) a reduction in Executive's Base Salary or target Bonus after a Change of Control (as defined above);

                  (iii) a substantial reduction of Executive's duties and responsibilities hereunder or diminution of title; or

                  (iv) the Company requires that Executive's principal office location be moved to a location more than 50 miles from Executive's principal office location or principal residence (as defined by Section 217 of the Code) immediately before the change in location (provided that Executive, at the time of termination of employment, does not have a principal residence (as defined by Section 217 of the Code) 50 miles from the Executive's principal office).

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Notwithstanding the foregoing, Executive shall not have Good Reason for termination unless Executive gives written notice of termination for Good Reason within 30 days after the event giving rise to Good Reason occurs and the Company does not correct the action or failure to act that constitutes the grounds for Good Reason, as set forth in Executive's notice of termination, within 30 days after the date on which Executive gives written notice of termination.

3. Non-Exclusivity of Rights. Nothing in this Agreement shall prevent or limit Executive's continuing or future participation in or rights under any benefit, bonus, incentive or other plan or program provided by the Company and for which Executive may qualify; provided, however, that if Executive becomes entitled to and receives the payments provided for in Section 2 of this Agreement, Executive hereby waives Executive's right to receive payments under any severance plan or similar program applicable to all employees of the Company.

4. Employee Proprietary Information, Inventions and Noncompete Agreement. Executive hereby acknowledges her obligations pursuant to her Employee Proprietary Information, Inventions and Noncompete Agreement attached hereto as Exhibit A (the "Proprietary Information Agreement"), including but not limited to, the obligation to refrain from using or disclosing the proprietary information of the Company. Executive acknowledges that these obligations shall survive the termination of her employment with the Company, consistent with the terms of the Proprietary Information Agreement.

5. Survivorship. The respective rights and obligations of the parties under this Agreement shall survive any termination of Executive's employment to the extent necessary to the intended preservation of such rights and obligations.

6. Mitigation. Executive shall not be required to mitigate the amount of any payment or benefit provided for in this Agreement by seeking other employment or otherwise and there shall be no offset against amounts due Executive under this Agreement on account of any remuneration attributable to any subsequent employment that Executive may obtain.

7. Notices. All notices and other communications required or permitted under this Agreement or necessary or convenient in connection herewith shall be in writing and shall be deemed to have been given when hand delivered or mailed by registered or certified mail, as follows (provided that notice of change of address shall be deemed given only when received):

      If to the Company, to:

      NxStage Medical, Inc.
      439 South Union Street, 5th Floor
      Lawrence, MA  01843
      ATTN: Chief Executive Officer

      If to Executive, to:

      Winifred L. Swan
      205 Babcock Street
      Brookline, MA  02446

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or to such other names or addresses as the Company or Executive, as the case may be, shall designate by notice to each other person entitled to receive notices in the manner specified in this Section.

8. Contents of Agreement; Amendment and Assignment.

            (a) This Agreement, together with the Proprietary Information Agreement, sets forth the entire understanding between the parties hereto with respect to the subject matter hereof and supercedes any and all prior agreements and understandings concerning Executive's employment by the Company, including Executive's Employment Agreement with the Company dated November 27, 2000, and cannot be changed, modified, extended or terminated except upon written amendment approved by the Board and executed on its behalf by a duly authorized officer of the Company and by Executive.

            (b) All of the terms and provisions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective heirs, executors, administrators, legal representatives, successors and assigns of the parties hereto, except that the duties and responsibilities of Executive under this Agreement are of a personal nature and shall not be assignable or delegatable in whole or in part by Executive. The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation, reorganization or otherwise) to all or substantially all of the business or assets of the Company, within 15 days of such succession, expressly to assume and agree to perform this Agreement in the same manner and to the same extent as the Company would be required to perform if no such succession had taken place.

9. Severability. If any provision of this Agreement or application thereof to anyone or under any circumstances is adjudicated to be invalid or unenforceable in any jurisdiction, such invalidity or unenforceability shall not affect any other provision or application of this Agreement which can be given effect without the invalid or unenforceable provision or application and shall not invalidate or render unenforceable such provision or application in any other jurisdiction. If any provision is held void, invalid or unenforceable with respect to particular circumstances, it shall nevertheless remain in full force and effect in all other circumstances.

10. Remedies Cumulative; No Waiver. No remedy conferred upon a party by this Agreement is intended to be exclusive of any other remedy, and each and every such remedy shall be cumulative and shall be in addition to any other remedy given under this Agreement or now or hereafter existing at law or in equity. No delay or omission by a party in exercising any right, remedy or power under this Agreement or existing at law or in equity shall be construed as a waiver thereof, and any such right, remedy or power may be exercised by such party from time to time and as often as may be deemed expedient or necessary by such party in its sole discretion.

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11. Withholding; Taxation. All payments under this Agreement shall be made subject to applicable tax withholding, and the Company shall withhold from any payments under this Agreement all federal, state and local taxes as the Company is required to withhold pursuant to any law or governmental rule or regulation. Except as otherwise provided by Section 2.3, Executive shall bear all expense of, and be solely responsible for, all federal, state and local taxes due with respect to any payment received under this Agreement.

            The parties intend that all payments hereunder shall comply with
Section 409A of the Code. Executive agrees that the Company may revise the timing or nature of payments in this Agreement to the extent necessary to comply with Section 409A (although the parties agree that the provisions of this Agreement are not intended to be deferred compensation subject to such section).

12. Miscellaneous. This Agreement may be executed in counterparts, each of which is an original. It shall not be necessary in making proof of this Agreement or any counterpart hereof to produce or account for any of the other counterparts.

13. Governing Law. This Agreement shall be governed by and interpreted under the laws of the Commonwealth of Massachusetts without giving effect to any conflict of laws provisions or canons of construction that construe agreements against the draftsperson.

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      IN WITNESS WHEREOF, the undersigned, intending to be legally bound, have executed this Agreement as of the date first above written.

                                               NxSTAGE MEDICAL, INC.

                                               By: /s/ Jeffrey H. Burbank
                                                   ----------------------------
                                               Name: Jeffrey H. Burbank
                                               Title: President & CEO

                                               EXECUTIVE

                                               /s/ Winifred L. Swan
                                               --------------------------------

                                               Name: Winifred L. Swan

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